Exhibit 10.3
[LUMINAR LETTERHEAD]
November 5, 2025
Thomas Beaudoin
Via Email
Re:    EMPLOYMENT AGREEMENT
Dear Mr. Beaudoin:
On behalf of Luminar Technologies, Inc., a Delaware corporation (the “Company”), I am very pleased to offer you a position as Chief Financial Officer. We are excited about you joining us and look forward to a beneficial and productive relationship. This Employment Agreement (the “Agreement”) between you (referred to hereinafter as “Executive”) and the Company sets forth the terms and conditions that shall govern the period of Executive’s employment with the Company (referred to hereinafter as “Employment” or the “Employment Period”).
1.Duties and Scope of Employment.
(a)At-Will Employment. Executive will commence full-time Employment with the Company effective as of November 13, 2025 (the “Start Date”), the terms of which will be governed by this Agreement. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. As a result, either Executive or the Company may terminate Executive’s Employment at any time and for any reason, with or without Cause or notice. Any contrary representations which may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time, the at-will nature of Executive’s Employment may only be changed in an express written agreement signed by Executive and the Company’s Chief Executive Officer (the “CEO”).
(b)Position. During the Employment Period, the Company agrees to employ Executive in the position of Chief Financial Officer. Executive will report to the CEO, or to such other Person as the Company subsequently may determine (Executive’s “Supervisor”). Executive will perform the duties and have the responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by Executive’s Supervisor which may be reflected in written correspondence in a letter or e-mail correspondence.
(c)Work Location. During the Employment Period, Executive shall be permitted to perform Executive’s duties remotely from Executive’s residence, located in [REDACTED], but from time to time Executive may be required to travel to the Company’s offices in the proper conduct of Executive’s duties and responsibilities under this Agreement.
(d)Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote

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Executive’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of Executive’s Supervisor, Executive shall not render services in any capacity to any other Person and shall not act as a sole proprietor or partner of any other Person or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees, or manage personal investments without advance written consent of Executive’s Supervisor; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment, including the Company’s Code of Business Conduct & Ethics and the Company’s Amended and Restated Clawback Policy. In addition, during the Employment Period, Executive will not assist any Person in competing with the Company, in preparing to compete with the Company, or in hiring any employees or consultants of the Company.
(e)Business Opportunities. During Executive’s Employment, Executive shall promptly disclose to the Company each business opportunity of a type, which based upon its prospects and relationship to the business of the Company or its affiliates, the Company might reasonably consider pursuing. In the event that Executive’s Employment is terminated for any reason, the Company or its affiliates shall have the exclusive right to participate in or undertake any such opportunity on their own behalf without any involvement by or compensation to Executive under this Agreement.
(f)No Conflicting Obligations. Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would otherwise prohibit Executive from performing Executive’s duties with the Company. In connection with Executive’s Employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other Person has any right, title or interest and Executive’s Employment will not infringe or violate the rights of any other Person. Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employer.
2.Compensation and Benefits.
(a)Cash Compensation.
(i)Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $400,000, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this subsection (a)(i), together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review and adjustments that will be made based upon the Company’s normal performance review practices. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.
(ii)KERP. Executive shall be eligible to participate in a cash retention program adopted by the Company, subject to the terms and conditions set forth in definitive documentation, in the amount of $400,000.
(b)Employee Benefits. Executive will be eligible to participate in the Company’s employee benefit plans, policies and arrangements on terms at least as favorable as for the Company’s other similar situated employees.

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(c)Business Expenses. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies.
(d)Equity. In connection with any new equity-based incentive program adopted by the Company, Executive will be eligible to participate.
3.Rights Upon Termination. Except as expressly provided in Section 4, upon the termination of Executive’s Employment, Executive shall only be entitled to (i) the accrued but unpaid Base Salary compensation, (ii) other benefits earned and the reimbursements described in this Agreement or under any Company-provided plans, policies, and arrangements for the period preceding the effective date of the termination of Employment, each in accordance with the governing documents and policies of any such benefits, reimbursements, plans and arrangements, and (iii) such other compensation or benefits from the Company as may be required by law (collectively, the “Accrued Benefits”).
4.Termination.
(a)Covered Termination. In the event that either (x) the Company terminates Executive’s Employment other than for Cause and not due to Executive’s death or Disability, or (y) Executive resigns for Good Reason (in either case of (x) or (y), a “Covered Termination”), then, subject to Section 5, Executive will be entitled to the following:
(i)Accrued Benefits. The Company will pay Executive all Accrued Benefits.
(ii)Continued Base Salary. Executive will receive semi-monthly continuing payments of severance at a rate equal to one time Executive’s Base Salary, as then in effect, for a twelve-month period, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures commencing on the Release Deadline (as defined below); provided, that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on the date of the Covered Termination.
(iii)Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) the end of the twelve-month period following Executive’s termination date, (B) the date upon which Executive becomes covered under similar plans, or (C) the date upon which Executive is no longer eligible for COBRA coverage. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.
(b)Disability; Death; Voluntary Resignation; Termination for Cause. If Executive’s Employment is terminated due to (i) Executive becoming Disabled or Executive’s death; (ii) Executive’s voluntary resignation (other than for Good Reason), or (iii) the Company’s termination of Executive’s Employment with the Company for Cause, then Executive or Executive’s estate (as the case may be) will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA). All Accrued Benefits shall in all cases be paid within

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30 days of Executive’s termination of Employment (or such earlier date as required by applicable law) pursuant to this Section 4(b).
(c)Timing of Payments. Subject to any specific timing provisions in this Section 4, or the provisions of Section 5, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of Employment.
(d)Exclusive Remedy. In the event of a termination of Executive’s Employment with the Company (or any parent, subsidiary or successor of the Company), and except as otherwise determined by the Board or the Compensation Committee, the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of Employment other than those benefits expressly set forth in Section 4, except as otherwise determined by the Board or the Compensation Committee.
5.Conditions to Receipt of Severance.
(a)Release of Claims Agreement.
(i)The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company (the “Release”), which must become effective no later than the 60th day following Executive’s termination of Employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of Employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of Employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 4, (ii) the date the Release becomes effective, or (iii) Section 5(c)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of Employment.
(b)Confidentiality and Restrictive Covenants Agreement. Executive’s receipt of any payments or benefits under Section 4 will be subject to Executive continuing to comply with the terms of the Confidentiality and Restrictive Covenants Agreement.
(c)Section 409A.
(i)Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to

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“termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of Employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iii)Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above.
(iv)Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.
(v)To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.
(vi)The payments and benefits provided under Section 4 are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
6.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

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(a)“Cause” means the occurrence of any one or more of the following:
(i)any material breach by Executive of any material written agreement between Executive and the Company;
(ii)any failure by Executive to comply with the Company’s material written policies or rules as they may be in effect from time to time;
(iii)Executive’s indictment for, conviction of, or plea of guilty or nolo contendere to, any felony or crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company;
(iv)Executive’s commission of or participation in an act of fraud against the Company;
(v)Executive’s intentional material damage to the Company’s business, property or reputation; or
(vi)Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of Executive’s relationship with the Company.
(vii)The determination as to whether Executive’s Employment has been terminated for Cause shall be made in good faith by the Board or the Compensation Committee and shall be final and binding on Executive. The term “Company” will be interpreted to include any affiliate of the Company, or any successor thereto, if appropriate.
(b)“Code” means the Internal Revenue Code of 1986, as amended.
(c)“Disability” has the meaning set forth in the Company’s Amended and Restated 2020 Equity Incentive Plan.
(d)“Good Reason” means the occurrence of any of the following without Executive’s written consent:
(i)a material reduction of Executive’s title, authority, duties, or responsibilities, relative to Executive’s title, authority, duties, or responsibilities in effect immediately prior to such reduction;
(ii)a material reduction in Executive’s Base Salary, other than a total reduction of less than 10% or pursuant to an across-the-board reduction applicable to all similarly situated executives;
(iii)a material change in the geographic location of Executive’s primary work facility or location; provided, that a relocation of less than fifty (50) miles from Executive’s then-present work location will not be considered a material change in geographic location; or
(iv)the Company’s material breach of a material provision of this Agreement, and such breach causes or reasonably would be expected to be materially injurious to Executive; or

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(e)Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for Good Reason within sixty (60) days of the initial existence of the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured. Executive must resign within ten (10) days following the end of the cure period.
(f)“Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.
(g)“Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.
(h)“Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent.
(i)“Section 409A Limit” shall mean two times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.
7.Golden Parachute.
(a)Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 7(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock, (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable, (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the

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date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.
(b)A nationally recognized certified public accounting or law firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 7(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 7(a). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
(c)The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company.
8.Pre-Employment Conditions.
(a)Confidentiality and Restrictive Covenants Agreement. Executive’s acceptance of this offer and Executive’s Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information, Invention Assignment, and Restrictive Covenant Agreement, a copy of which is attached hereto as Attachment A for Executive’s review and execution (the “Confidentiality and Restrictive Covenants Agreement”), prior to or on Executive’s Start Date.
(b)Right to Work. Executive’s offer of employment is contingent upon the successful completion of the Company’s full employment process, including, but not limited to, background and reference checking, completion of all application and new hire forms, including but not limited to a Form I-9. Such documentation must be provided to the Company within three business days of the Start Date, or the Company’s Employment relationship with Executive may be terminated.
9.Arbitration. To the fullest extent permitted by applicable law, Executive and the Company agree that any and all disputes, demands, claims, or controversies (“claims”) relating to, arising from or regarding Executive’s Employment, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, successor or predecessor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees, shall be governed by the Federal Arbitration Act and resolved by final and binding arbitration before a single arbitrator in Carroll County, (or another mutually agreeable location). Final and binding arbitration means that Executive and the Company, except as otherwise provided in this section, are (i) waiving their right to have the claims decided by other available resolution processes, such as by a court (including by a jury trial or on a class, collective, or representative basis) or by an administrative hearing, and (ii) that the review of any decision on the claims is limited. This does not prevent either Executive or the Company from seeking and obtaining temporary or preliminary injunctive relief in court to prevent irreparable harm to Executive’s or its confidential information or trade secrets pending the conclusion of any arbitration. This arbitration agreement does not apply to any claims that have been expressly excluded from arbitration by a governing law not preempted by the Federal Arbitration Act or otherwise and does not restrict or preclude Executive from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental entity about any actual or potential violation of law or obtaining relief through a government agency process. The parties hereto agree that claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of other employees to the fullest extent permitted by applicable law (“Class Waiver”). Any claim that all or part of the

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Class Waiver is invalid, unenforceable, or unconscionable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees.
The parties agree that the arbitration shall be conducted by a single neutral arbitrator through JAMS in accordance with JAMS Employment Arbitration Rules and Procedures (available at www.jamsadr.com/rules-employment-arbitration). Except as to the Class Waiver, the arbitrator shall determine arbitrability. The Company will bear all JAMS arbitration fees and administrative costs in excess of the amount of administrative fees and costs that Executive otherwise would have been required to pay if the claims were litigated in court. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The decision or award of the arbitrator shall be final and binding upon the parties. This arbitration agreement is enforceable under and governed by the Federal Arbitration Act. In the event that any portion of this arbitration agreement is held to be invalid or unenforceable, any such provision shall be severed, and the remainder of this arbitration agreement will be given full force and effect. By signing the offer letter, Executive acknowledges and agrees that Executive has read this arbitration agreement carefully, are bound by it and are WAIVING ANY RIGHT TO HAVE A TRIAL BEFORE A COURT OR JURY OF ANY AND ALL CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT.
10.Miscellaneous Provisions.
(a)Indemnification. The Company or its affiliates, as applicable, shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s or its affiliates’ Bylaws or other governing agreement with respect to Executive’s service and Executive shall also be covered under such directors and officers liability insurance policies paid for by the Company or its affiliates, as applicable, to the extent that the Company or its affiliates maintains such a liability insurance policy now or in the future. Executive agrees to indemnify and save the Company and its affiliates harmless from any damages, which the Company and its affiliates may sustain in any manner primarily through Executive’s willful misconduct or gross negligence or a material breach of the provisions of this Agreement.
(b)Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(c)Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(d)Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or

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provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(e)Whole Agreement. This Agreement and the Confidentiality and Restrictive Covenants Agreement contain the entire understanding of the parties with respect to the subject matter hereof. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.
(f)Withholding Taxes. All compensation under this Agreement is subject to reduction to reflect taxes or other deductions required to be withheld by law, and all compensation amounts referred to this Agreement are the gross amounts, prior to any such applicable reductions.
(g)Choice of Law and Severability. Except with regard to the arbitration provision, this Agreement shall be interpreted in accordance with the laws of the State of New Hampshire without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
(h)No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.
(i)Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
(j)Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile or electronic copy will have the same force and effect as execution of an original, and a facsimile or electronic signature will be deemed an original and valid signature.
(k)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to Executive by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Executive hereby consents to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery, and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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[Signature Page Follows]

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After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. This is an important step in our Company’s growth and we look forward to our relationship with you as Luminar’s Chief Financial Officer. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.
Very truly yours,
LUMINAR TECHNOLOGIES, INC.
By: /s/ Amy Hanlon-Rodemich
(Signature)
Name: Amy Hanlon-Rodemich
Title: Chief HR Officer
ACCEPTED AND AGREED:
THOMAS BEAUDOIN
/s/ Thomas Beaudoin
(Signature)
11/7/2025
Date
Attachment A: Employee Confidential Information, Invention Assignment Agreement, and Restrictive Covenant Agreement

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CONFIDENTIAL
ATTACHMENT A
CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT,
AND RESTRICTIVE COVENANT AGREEMENT
(See Attached)
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CONFIDENTIAL INFORMATION,
INVENTION ASSIGNMENT, AND RESTRICTIVE COVENANT AGREEMENT
As a condition of becoming or being an employee of Luminar Technologies, Inc., a Delaware corporation (“Luminar”), and for the benefit of Luminar and any and all of its current or future subsidiaries, affiliates, successors or assigns, including, but not limited to, BFE Acquisition Sub II, LLC dba Black Forest Engineering, Freedom Photonics LLC, and Optogration, Inc. (collectively with Luminar, the “Company”), and in consideration of Employee’s employment or continued employment relationship with Luminar and Luminar’s entrusting to Employee Confidential Information (defined below), allowing Employee access to customers and employees and the ability to use and develop goodwill with them, other good and valuable consideration, including that identified herein, and compensation, equipment, materials, facilities, and resources, all afforded to Employee at Luminar’s expense, the receipt and sufficiency of which is hereby acknowledged and recognized as mutually-agreed upon consideration, Thomas Beaudoin (“Employee”) and Luminar, intending to be legally bound, hereby, agree to the following terms of this Confidential Information, Invention Assignment, and Restrictive Covenant Agreement (“Agreement”):
1.At-Will Employment Relationship. Employee’s employment relationship with Luminar, whether commenced prior to, upon or after the date of the Agreement, is referred to herein as the “Relationship.” Employee understands and acknowledges that Employee’s employment is not guaranteed for any period of time, and that neither the Agreement nor any communications relating to this Agreement, should be considered to create any obligation on Employee’s part to work for Luminar, or on the part of Luminar to employ Employee, for any specified or fixed period of time. Employee understands and acknowledges that Employee’s Relationship with Luminar is and shall remain on a strictly at-will basis, meaning that either Employee or Luminar may terminate the Relationship at any time, for any reason or no reason, and with or without any prior notice, unless otherwise agreed to in writing by the Chief Executive Officer of Luminar.
2.Duties. Employee will perform for Luminar such duties as may be required within the scope of the Relationship. The services to be rendered by Employee are referred to herein as the “Duties.”
3.Confidential Information.
(a)Protection of Information. Employee understands that during the Relationship, Luminar will provide Employee with information, including Confidential Information (as defined below), without which Employee would not be able to perform their Duties. Employee agrees, at all times during the Relationship and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform the Duties, and not to disclose to any person, firm, corporation or other entity, without written authorization from Luminar in each instance, any Confidential Information that Employee obtains from the Company or otherwise obtains, accesses or creates in connection with, or as a result of, the Duties during the Relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of Employee or of others who were under confidentiality obligations as to the item or items involved. Employee further agrees not to make copies of such Confidential Information except as authorized by Luminar.
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If, however, a temporal limitation on Employee’s obligation not to use or disclose Confidential Information is required by applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Employee agrees that the two (2) year period after Employee’s last day of work with Luminar, regardless of the reason for the separation of Employee’s employment, including all voluntary and involuntary reasons, (the “Termination Date”) will be the temporal limitation relevant to the contested restriction; provided, however, this sentence will not apply to the Company’s trade secrets or information of third-parties. The Company’s trade secrets will remain protected for as long as they qualify as trade secrets under applicable law. Information of third-parties will remain protected for as long as allowed under the laws and/or separate agreements that make them confidential. Nothing in the foregoing shall be construed to permit Employee to recreate records of Confidential Information from memory or retain copies of Confidential Information in any form after the Relationship ends. Employee understands that they should have no records of this kind in their possession or control with which to refresh their memory after the Relationship ends.
(b)Confidential Information. For purposes of the Agreement, the term “Confidential Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company in confidence by third parties. Confidential Information includes, without limitation, the Company’s: (i) Company Inventions (as defined below); and (ii) technical data, trade secrets, know-how, research, product or service ideas or plans, software codes and designs, algorithms, developments, inventions, patent applications, laboratory notebooks, processes, formulas, techniques, biological materials, mask works, engineering designs and drawings, hardware configuration information, agreements with third parties, lists of, or employees’ and consultants’ personnel information (including, but not limited to, the compensation of such employees and consultants, but not their skills and abilities), lists of, or information relating to, suppliers and customers (including, but not limited to, customers of the Company on whom Employee called or with whom Employee became acquainted during the Relationship), price lists, pricing methodologies, cost data, market share data, marketing plans, licenses, contract information, business plans, financial forecasts, historical financial data, budgets or other business information disclosed to Employee by the Company either directly or through others, whether in writing, electronically, orally, or by observation. Confidential Information shall not include general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that a worker otherwise has a right to disclose as legally protected conduct. The Company’s private disclosure of Confidential Information to parties the Company is doing business with for business purposes shall not cause the information to lose its protected status under this Agreement. Employee understands that if Employee is not a supervisor or member of Luminar’s management, this Agreement does not prohibit Employee from using information acquired through lawful means regarding the wages, benefits, or other terms and conditions of employment of individuals employed by the Company for any purposes of protected concerted activity under the National Labor Relations Act (“NLRA”) (as described more fully in subsection (d) below) unless the information is entrusted to Employee in confidence by the Company as part of Employee’s job duties. Confidential Information does not include, and the confidentiality obligations in this Agreement do not apply to, general knowledge, skill, and experience Employee acquired during the course of or in connection with Employee’s employment with Luminar or a former employer.
(c)Third Party Information. This Section 3 is intended to be for the benefit of the Company and any third party that has entrusted information or physical material to the Company in confidence. In that respect, Employee recognizes that the Company has received and, in the future, will receive from third parties their confidential and/or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and
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to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person or entity or to use it except as necessary and as authorized in carrying out Duties for the Company consistent with the Company’s agreement(s) with any such third parties. Moreover, Employee agrees that, during the Relationship and thereafter, Employee will not use or disclose to the Company any confidential, proprietary or secret information of Employee’s former employers, clients or any other third party, and Employee agrees not to bring any such information onto the Company’s property (including physical and electronic property) or place of business. Employee represents that Employee’s performance of the terms of the Agreement as an employee of Luminar will not breach any written or oral agreement to keep in confidence any proprietary information, knowledge or data (if any) acquired by Employee from any third party in confidence or trust prior or subsequent to the commencement of the Relationship.
(d)Protected Conduct. The Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the protection of trade secrets or confidential or proprietary information. Nothing in this Agreement prohibits Employee from reporting an event that Employee reasonably and in good faith believes is a violation of law to the relevant federal, state, and/or local law-enforcement agency (including, but not limited, to the U.S. Equal Employment Opportunity Commission), requires notice to or approval before doing so, or prohibits Employee from cooperating in an investigation conducted by such a governmental agency. Further, nothing in this Agreement prevents Employee from discussing or disclosing sexual harassment or other sexual assault. Additionally, nothing in this Agreement prohibits Employee from using information acquired through lawful means regarding the wages, benefits, or other terms and conditions of employment of individuals employed by the Company for any purpose protected under the NLRA (such as the right of employees to self-organization, to form, join, or assist labor organizations, or to engage in other concerted activities for their mutual aid or protection), unless the information is entrusted to Employee in confidence by the Company as part of Employee’s job duties or Employee is employed in a supervisor or management level position.
Additionally, under Section 743 of the Consolidated and Further Continuing Appropriations Act, the U.S. Government is prohibited from using certain appropriated funds for a contract with any entity that requires employees or subcontractors to sign internal confidentiality agreements or statements that would prohibit or otherwise restrict such employees or subcontractors from lawfully reporting waste, fraud or abuse to a designated investigative or law enforcement representative of a Federal department or agency authorized to receive such information.
Accordingly, nothing in this Agreement – or in any other internal Company confidentiality agreements, statements, or policies – prohibits or otherwise restricts Employee from lawfully reporting any waste, fraud or abuse to a designated investigative or law enforcement representative of a Federal department or agency authorized to receive such information. The provisions contained in this Agreement that prohibit or restrict disclosing internal Confidential Information do not apply to communications by Employee lawfully seeking to report waste, fraud or abuse to a designated investigative or law enforcement representative of a Federal department or agency authorized to receive such information.
(e)U.S. Defend Trade Secrets Act. Notwithstanding the foregoing, the U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either
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directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (iii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
4.Ownership of Inventions.
(a)Inventions Retained and Licensed. Attached hereto as Exhibit A is an Invention Disclosure that Employee must complete in full. Employee shall describe with particularity all prior inventions, that, as of the date Employee signs this Agreement, (i) Employee made, and/or (ii) in which Employee has a personal interest and which are not assigned to Luminar hereunder (“Prior Inventions”), or confirm that no such Prior Inventions exist. If at the time Employee signs the Agreement Employee represents that there are no Prior Inventions, then Employee hereby forever waives any and all rights or claims of ownership to inventions not designated as Prior Inventions, where such claims currently exist or exist in the future. This provision does not apply to inventions Employee patented before the start of the Relationship. Employee understands that Employee’s listing of any Prior Inventions does not constitute an acknowledgement by Luminar of the existence or extent of such Prior Inventions, nor of Employee’s ownership of such Prior Inventions.
(b)Use or Incorporation of Inventions. If in the course of the Relationship, Employee uses, discloses to other employees of the Company, incorporates into a product, service, process or machine, or becomes aware that the Company has incorporated into a product, service, process or machine any Invention (defined below) not covered by Section 4(d) of this Agreement, in which Employee has an interest, Employee will promptly inform Luminar in writing. Whether or not Employee gives such notice, Employee hereby irrevocably grants to Luminar a nonexclusive, fully paid-up, royalty-free, assumable, perpetual, worldwide license, with right to transfer and to sublicense, to practice and exploit such Invention and to make, have made, copy, modify, make derivative works of, use, sell, import, and otherwise distribute such Invention (collectively, “Exploitation of such Invention”) under all applicable intellectual property laws without restriction of any kind, whether Employee participated in activities that lead to Luminar’s Exploitation of such Invention or the Exploitation of such Invention occurred independent of Employee’s activities.
(c)Inventions. For purposes of the Agreement, the term “Inventions” means discoveries, developments, concepts, designs, ideas, know-how, improvements, inventions, trade secrets and/or original works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. Employee understands this includes, but is not limited to, any new product, machine, article of manufacture, biological material, method, procedure, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design or configuration of any kind, or any improvement thereon. Employee understands that “Company Inventions” means any and all Inventions (i) developed using, in whole or in part, any of the Company’s equipment or personnel or while on Company time, (ii) made using or based on any Confidential Information, or (iii) invented, created, discovered, or developed in whole or in part by Employee during the Relationship and relating to the Company’s business.
(d)Assignment of Company Inventions. Employee agrees that during the Relationship and thereafter, Employee will promptly make full written disclosure to Luminar, will hold in trust for the sole right and benefit of Luminar, and Employee will assign and hereby does assign to Luminar, or its designee, all Employee’s right, title and interest throughout the
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world in and to any and all Company Inventions and all patent, copyright, trademark, trade secret and other intellectual property rights therein, and in any and all applications for any form of intellectual property applicable to any Company Inventions, without further compensation, except as required by law. Employee hereby waives and irrevocably quitclaims to Luminar or its designee) any and all claims, of any nature whatsoever, that Employee now has or may hereafter have for infringement of any and all Company Inventions. Any assignment of Company Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Employee hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
(e)Maintenance of Records. Employee agrees to keep and maintain adequate and current written records of all Company Inventions. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, or any other format. The records will be available to and remain the sole property of Luminar at all times. Employee agrees not to remove such records from Luminar’s place of business except as expressly permitted by Luminar policy which may, from time to time, be revised at the sole election of Luminar for the purpose of furthering Luminar’s business. Employee agrees to deliver all such records (including any copies thereof) to Luminar at the time of the termination of the Relationship.
(f)Patent and Copyright Rights. Employee agrees to assist Luminar, or its designee, at its expense, in every proper way to secure Luminar’s, or its designee’s, rights in the Company Inventions and any copyrights, patents, trademarks, mask work rights, Moral Rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Luminar or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which Luminar or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights, or if not transferable, waive and agree never to assert such rights, and in order to assign and convey to Luminar or its designee, and any successors, assigns and nominees the sole and exclusive right, title and interest in and to such Company Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Employee further agrees that Employee’s obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue during and at all times after the end of the Relationship and until the expiration of the last such intellectual property right to expire in any country of the world. Employee hereby irrevocably designates and appoints Luminar and its duly authorized officers and agents as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf and stead to execute and file any such instruments and papers and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters, patent, copyright, mask work and other registrations related to such Company Inventions. This power of attorney is coupled with an interest and shall not be affected by Employee’s subsequent incapacity. Employee also acknowledges that all Company Inventions consisting of original works of authorship in any written, electronic, video, or audio records (or any other tangible medium, existing now or in the future, on which information is fixed), including without limitation all mask works, software, computer files, computer programs (in both object and source code), documentation and databases, are intended to be “works made for hire,” as that term is defined in Section 101 of the United States Copyright Act of 1976 (the “Act”), and shall be automatically the sole property of Luminar within the meaning of the Act. If the copyright to any such Company Inventions shall not be the property of Luminar by operation of law, Employee will, without further consideration, assign to Luminar all of Employee’s right, title, and interest in such Company
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Inventions. Employee hereby waives, to the extent permitted by law, all claims to moral rights in any Company Inventions.
5.Company Property/Returning Company Materials. Employee acknowledges and agrees that Employee has no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, files, e-mail messages, Slack and voice messages) and that Employee’s activity and any files or messages on or using any of those systems may be monitored or reviewed at any time without notice. Employee further agrees that any Company property, including computers, USBs, disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Employee agrees that, on the Termination Date, or at any earlier time as requested by Luminar, Employee immediately will deliver to Luminar (and will not keep in Employee’s possession, recreate or deliver to anyone else) any and all Company devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by Employee, provided to Employee during the Relationship or otherwise belonging to the Company (other than Employee’s own compensation and benefits records, which Employee may retain).
6.No Conflicting Employment/ Notification Requirements. Employee agrees that during the Relationship, except to the extent permitted by applicable law, Employee will not engage in any other employment, occupation, or any other activities (anywhere in the world) that conflict with Employee’s obligations to Luminar. If a given employment, occupation or other activity reasonably could pose a conflict to Luminar during the Relationship, Employee must notify Luminar of any such potential engagement and obtain Luminar’s permission to proceed in advance, prior to accepting any such engagement. Employee understands and agrees that Luminar also may, with or without prior notice to Employee, and at any time during or after the Relationship, notify any third parties of Employee’s obligations under the Agreement.
7.Non-Competition. During the Relationship and for twelve (12) months following the termination thereof (the “Restricted Period”), and within the Restricted Territory, Employee shall not directly or indirectly, individually or on behalf of any Person other than Luminar, for compensation or otherwise, whether as an officer, director, manager, employee, contractor, consultant, agent, investor, owner, partner, principal, shareholder, trustee, or in any other capacity: (i) engage in or assist others in engaging in the Restricted Business, (ii) enter the employ of, or render any services to, any Person engaged in the Restricted Business, or (iii) own any direct or indirect interest in any Person engaged in the Restricted Business, other than ownership of less than 2% of the publicly traded securities of any corporation as a passive investment, or of passive interests in private equity funds. Notwithstanding the foregoing, Employee may be employed with a Person engaged in the Restricted Business so long as Employee’s services do not include engaging in the Restricted Business and Employee is not in a position where Employee could reasonably be expected to use or rely upon Confidential Information. “Restricted Business” means the business of Luminar and any other line of business conducted or actively contemplated to be conducted by Luminar in the last twenty-four (24) months of the Relationship. “Restricted Territory” means the United States and any other country where Luminar conducted the Restricted Business in the last twenty-four (24) months of the Relationship.
8.Employee Non-Solicitation. During the Restricted Period, Employee shall not and shall not attempt to, directly or indirectly, on the Employee’s behalf or on behalf of a third party, cause, solicit, recruit, induce, facilitate or encourage any employee, consultant, or independent contractor of Luminar to leave his or her employment or association with Luminar, or to become employed by, become associated with or consult for, any person or entity other
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than Luminar, provided that the foregoing shall not prohibit Employee from engaging in general solicitation of employees, consultants, or independent contractors, so long as such solicitation is general in nature and does not specifically target any employee, consultant or independent contractor of Luminar.
9.Customer Non-Solicitation. During the Restricted Period, Employee shall not and shall not attempt to, directly or indirectly, on Employee’s behalf or on behalf of a third party, cause, solicit, induce, facilitate or encourage any client, customer, supplier, vendor or other business relation of Luminar, with whom or which Employee had material contact or dealings on behalf of Luminar in the last twenty-four months of the Relationship, or about whom or which Employee ever knew or obtained Confidential Information, to terminate, reduce or diminish its business or relationship with Luminar.
10.Representations.
(a)Facilitation of Agreement. Employee agrees to execute promptly, both during and after the end of the Relationship, any proper oath, and to verify any proper document, required to carry out the terms of the Agreement, upon Luminar’s written request to do so.
(b)No Conflicts. Employee represents that Employee’s performance of all the terms of the Agreement does not and will not breach any written or oral agreement Employee has entered into, or will enter into, with any third party, including (without limitation) any agreement to keep in confidence any proprietary information or materials acquired by Employee in confidence or in trust prior to or during the Relationship. Employee will not disclose to the Company or use in any Company Inventions, any confidential or non-public proprietary information or material belonging to any previous client, employer or other third party. Employee will not induce the Company to use any inventions, confidential or non- public proprietary information, or material belonging to any previous client, employer or other third party and has disclosed to Company any and all agreements, including (without limitation) any employment- related agreements, restrictive covenants (i.e., any non-compete, non-solicitation and/or non-disclosure) agreements, and inventions or intellectual property-related agreements, if any, Employee has entered into with any current or former clients, employers, and/or any other persons or entities, that may restrict, in any way, Employee’s ability to: (i) enter into the Agreement, (ii) perform any responsibilities or Duties for Luminar, (iii) recruit or engage any customers, employees, consultants, vendors or any other persons or entities on behalf of Luminar, or (iv) perform any other obligations Employee may have to Luminar. Employee agrees not to enter into any written or oral agreement that conflicts with any provisions of the Agreement.
(c)Voluntary Execution. Employee certifies and acknowledges that Employee has carefully read all the provisions of the Agreement, that Employee understands and has voluntarily accepted such provisions, and that Employee will fully and faithfully comply with such provisions.
1.Miscellaneous.
(a)Governing Law. The validity, interpretation, construction and performance of the Agreement, and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New Hampshire, without giving effect to the principles of conflict of laws.
(b)Entire Agreement/Amendments/Waiver. The Agreement sets forth the entire agreement between Luminar and Employee with respect to its subject matters and
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supersedes all prior agreements, commitments and understandings between Employee and Luminar with respect to such subject matters Employee acknowledges and agrees that by entering into the Agreement, Employee has not relied on any such prior agreements, commitments or understandings, of any kind. No amendment to the Agreement will be effective unless in writing signed by both parties to the Agreement, unless the Agreement is amended or rewritten by an arbitrator or court of competent jurisdiction (as the case may be). Luminar shall not be deemed hereby to have waived any rights or remedies it may have in law or equity, nor to have given any authorizations or waived any of its rights under the Agreement, unless, and only to the extent, it does so by a specific writing signed by a duly authorized officer of Luminar. Any subsequent change or changes in Employee’s duties, obligations, rights or compensation will not affect the validity or scope of the Agreement.
(c)Successors/Assigns/Survival. The Agreement will be binding upon Employee’s successors and assigns, and will be for the benefit of Luminar, as well as the Company (which is entitled to enforce the terms of this Agreement to the same extent as Luminar), and its and their successors, and its assigns; provided that Employee’s obligations hereunder are personal and non-delegable, whether by operation of law or otherwise, and except pursuant to the laws of testate or interstate distribution upon the death of Employee, Employee’s rights hereunder are not assignable whether by operation of law or otherwise. Luminar may assign the Agreement without Employee’s approval or authorization. The provisions of the Agreement shall survive the termination of the Relationship regardless of the reason(s) for the termination.
(d)Notices. Any notice, demand or request required or permitted to be given under the Agreement shall be in writing and shall be deemed sufficient when delivered personally or by overnight courier or sent by email, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, addressed to the party to be notified at such party’s address as set forth on the signature page, as subsequently modified by written notice, or if no address is specified on the signature page, at the most recent address set forth in Luminar’s books and records.
(e)Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Employee’s employment, including this Agreement, by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees, if applicable, to participate in an electronic system established and maintained by the Company or a third party designated by the Company.
(f)Severability. Each section, subsection, term, condition, and provision of the Agreement is separable from every other section, subsection, term, condition, and provision and constitutes a separate and distinct covenant. If one or more of the provisions in the Agreement are deemed void or unenforceable to any extent in any context, such provisions shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of the Agreement shall not be affected. Luminar and Employee have attempted to limit Employee’s post-employment right to use, maintain and disclose Confidential Information, and Employee’s right to solicit employees and customers only to the extent necessary to protect Luminar to protect Luminar’s legitimate business interests.
(g)Remedies. Employee agrees that Luminar may have the right to enforce the Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without prejudice to any other rights and remedies that Luminar may have for a breach of the Agreement, including, without limitation, money damages.
(h)Advice of Counsel, Voluntary and Knowing Act. EMPLOYEE ACKNOWLEDGES THAT, IN EXECUTING THE AGREEMENT, EMPLOYEE HAS HAD
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THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND EMPLOYEE HAS READ AND UNDERSTANDS ALL OF THE TERMS AND PROVISIONS OF THE AGREEMENT. THE AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.
(i)Counterparts. The Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.
This Agreement shall be considered made on the date signed by Employee below which shall be the effective date of this Agreement unless entering into this Agreement was or is a condition of Employee’s initial employment in which case the terms of this Agreement are understood to be entered into and operative upon the inception of Employee’s employment (whether reduced to writing on that specific date or not).
LUMINAR TECHNOLOGIES, INC.
By:/s/ Amy Hanlon-Rodemich
Name: Amy Hanlon-Rodemich
Title: Chief HR Officer
Date:11/5/2025
EMPLOYEE:
Thomas Beaudoin
(PRINT NAME)
/s/ Thomas Beaudoin
(Signature)
Address:
[REDACTED]
Email:    [REDACTED]
Date:11/7/2025
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EXHIBIT A
PRIOR INVENTIONS
1.Prior Inventions Disclosure. Except as listed in Section 2 below, please list all Prior Inventions in which you have a personal ownership stake. If you have no Prior Inventions, select “None.”
☐    None.
☐    Yes, I have Prior Inventions. See below:

☐    Additional sheets attached.
2.Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

☐    Additional sheets attached.
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